Exhibit 99.2

BioLargo 2020 Annual Report Highlights Expanding Commercial Traction for its Cleantech Technologies, Record Revenue Growth and Improved Balance Sheet

Westminster, CA – March 31, 2021 – BioLargo, Inc. (OTCQB:BLGO), a developer of sustainable cleantech technologies and full-service environmental engineering company, filed its Annual Report on Form 10-K with the SEC today for the year ended December 31, 2020 (www.biolargo.com/sec-filings). The company has provided highlights from the Annual Report along with commentary on the recent advancements in its mission to “make life better” through its innovative cleantech products and services. The company also announced an investor webcast to be held on Wednesday March 31, 2021, at 2:00 pm Pacific / 5:00 pm Eastern, at the following link, open to the public: https://www.webcaster4.com/Webcast/Page/2448/40636.

BioLargo CEO Dennis Calvert commented, “In the last year, we developed and refined new technologies that are now ready for commercial trials, formalized strategic relationships to expand sales and revenues, arranged for demonstration pilot projects for our AOS water treatment system, increased revenues, including those of our flagship product, CupriDyne Clean. We also began the process to register our CupriDyne technology with the EPA to make advanced sanitization and disinfection claims. All the while, we and the world struggled through the challenges presented by the COVID-19 pandemic.”

He continued, “We believe our future revenue growth will be driven by the portfolio of leading cleantech technologies we’ve developed and increasing sales activities through our expanding network of strategic partners. One such example is the impending commercial of launch of our PFAS water treatment solution, the AEC, which is set to begin its first demonstration pilots and commercial trials soon. These are great times for BioLargo, as our products and technologies are well positioned to find adoption with customers and partners and become leading solutions in their category.”

Key financial highlights:

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Consolidated revenue for the year ended December 31, 2020 was $2,432,000, which is a 31% increase over the same period in 2019. In the quarter ended December 31, 2020, BioLargo generated approximately $900,000 in company-wide revenue, a 36% increase compared to the prior quarter.

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In 2020 the company retired over $3 million in debt, from $4.8 million down to $1.7 million. In March 2021, the company retired an additional $650,000 in debt. Other than debt owed by its partially owned subsidiary Clyra Medical, only SBA/PPP loans and fixed-price convertible debt now remain on BioLargo’s balance sheet. Of the fixed price convertible debt, $100,000 will convert to equity automatically at the April 20, 2021 maturity date, the $406,000 due in August 2021 may be converted by the investors at a fixed price of $0.14 at any time, and $50,000 is due in two years.

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In 2020, non-cash charges to earnings were $5.48 million which make up the 56% of the company’s total net loss. As the company continues to reduce its reliance on expensive debt instruments to finance operating costs, and as revenues increase, it expects its net loss and reliance on debt-based financing to decrease going forward.

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BioLargo Engineering recorded total sales of $615,000 with third-party customers, and an additional $435,000 of intersegment revenue that is eliminated in consolidation. Intersegment revenues are primarily composed of billings to other BioLargo subsidiaries for work related to research and development expenses and commercialization of our AOS and AEC water treatment technologies.

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ONM Environmental generated $1.5 million in revenue in 2020, and had a net loss of $483,000, as it continued expanding sales and operations capacity as the company grew sales of its air quality control products and services.

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BioLargo owns a minority interest of approximately 45% in its subsidiary Clyra Medical, which develops and markets medical products based on BioLargo’s technologies through a license agreement calling for 6% royalty payments. Clyra reported a net loss of $2.14 million for 2020, representing 22% of BioLargo’s total net loss for 2020, as its financial results are currently reported on a consolidated basis. BioLargo is not obligated to provide working capital to Clyra or pay its debts.

Key commercial, operational, and developmental highlights:

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The BioLargo Aqueous Electrostatic Concentrator (AEC), our technology that removes toxic ‘forever chemicals’ (PFAS) that are commonly found in drinking water, ground water and industrial wastewater, is now in the final stages of development prior to commercial sales. The technology has been validated by third-party studies, and the first pilot units are being constructed for field testing and demonstration at participating pilot sites. The market for PFAS water treatment is expected to explode in the coming years because of tightening regulations on these. The company believes the AEC will represent the low cost, high impact option to help solve this crisis around the world.

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The first commercial-scale Advanced Oxidation System (AOS) unit, BioLargo’s energy- and cost-efficient water treatment technology that removes hard-to-treat micropollutants, was deployed at a municipal wastewater treatment plant near Montréal, Québec as part of a demonstration pilot run by the renowned Centre des Technologies de l’Eau (CTE). The company is also on track for commencement of the AOS zero liquid discharge system project at poultry farm in Alberta, Canada, estimated to generate a half million dollars in revenue.

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BioLargo established a partnership with Garratt-Callahan, a national industrial water treatment company, to develop and sell custom wastewater treatment equipment to recycle water from commercial facilities and is also working with them to expand sales of other BioLargo products.

●	ONM Environmental began servicing two very large municipal waste handling clients recently with its CupriDyne Clean odor and VOC control products and accompanying construction services.
●	Developed relationships with strategic partners, BKT South Korea, and Garratt-Callahan.
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ONM Environmental expanded the portfolio of air quality control equipment and technologies it offers its customers to include modular, portable misting trailers as well as the trash truck and trash bin odor control system EcoMist®.

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BioLargo Engineering continues to win major contracts with industrial clients, building a backlog of pending projects totaling more than $2 million over approximately the next 12-18 months. The group remains busy supporting BioLargo’s emerging commercial activities for the AEC and AOS water treatment systems.

●	BioLargo management is actively engaged with the EPA to expand its regulated claims for a series of products, including Clyraguard.

Mr. Calvert commented, “We continue to expand our intellectual property portfolio and are proud of our accomplishments. However, we also believe we have only scratched the surface of our revenue and profit potential and that our future is very bright. We’ve done the hard work, and now it’s time execute on the promise of our technologies and grow this company.”

About BioLargo, Inc.

BioLargo, Inc. (OTCQB:BLGO) invents, develops, and commercializes innovative platform technologies to solve challenging environmental problems like PFAS contamination, advanced water and wastewater treatment, industrial odor and VOC control, air quality control, and infection control. With over 13 years of extensive R&D, BioLargo holds a wide array of issued patents, maintains a robust pipeline of products, and provides full-service environmental engineering. Our peer-reviewed scientific approach allows us to invent or acquire novel technologies and develop them to maturity through our operating subsidiaries. With a keen emphasis on collaborations with academic, municipal, and commercial organizations and associations, BioLargo has proven itself with over 80 awarded grants and numerous pilot projects. We monetize through direct sales, recurring service contracts, licensing agreements, strategic joint venture formation and/or the sale of the IP. Several of our technologies are commercially available and are advancing as disrupters in their respective markets. See our website at www.BioLargo.com.

Contact Information

Dennis P. Calvert

President and CEO, BioLargo, Inc.

888-400-2863

Safe Harbor Act

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about BioLargo’s (the “Company”) expectations regarding the impact of the COVID-19 pandemic; anticipated revenue; and plans for future operations. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation: the effect of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, and stock price; the effect of regional economic conditions on the Company’s business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services, including delivering to the marketplace, and stimulating customer demand for, new products, services, and technological innovations on a timely basis; the dependency of the Company on the performance of distributors of the Company’s products. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.